Exhibit 99.2

Friday, April 23, 2021

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES REDEMPTION OF 2015 SUBORDINATED NOTES

Lakeville, Connecticut, April 23, 2021/GlobeNewswire…Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced its intent to redeem all of its Subordinated Debt Securities issued by Salisbury on December 15, 2015 and due December 15, 2025 (the “2015 Subordinated Notes”) and sent notice thereof to all holders of the 2015 Subordinated Notes.  The redemption date for the Subordinated Notes is May 28, 2021 (the “Redemption Date”). Salisbury expects to fund the redemption with a portion of the proceeds from its March 31, 2021 private placement of subordinated debt.

The redemption price for each of the Subordinated Notes will equal 100% of the outstanding principal amount to be redeemed, plus any accrued and unpaid interest thereon.  All interest accruing on the 2015 Subordinated Notes will cease to accrue on and after the Redemption Date.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.